EXHIBIT 11

                     COMPUTATIONS OF EARNINGS PER SHARE

                                         1997         1996         1995
                                      -----------  -----------  -----------
Loss from continuing operations       (28,786,604) (7,783,713)  (3,441,376)
Extraordinary Loss                              0           0     (679,178)
                                      -----------  -----------  -----------
Net Loss                              (28,706,604) (7,783,713)  (4,120,554)
                                      ===========  ===========  ===========
Basic and diluted weighted
  shares outstanding                   10,251,402  10,187,909    5,577,120
Basic and diluted net loss per
   common share:
 Loss from continued operations             (2.81)      (0.76)       (0.62)
 Extraordinary Loss                             0        0.00        (0.12)
                                      -----------  -----------  -----------
Net Loss                                    (2.81)      (0.76)       (0.74)
                                      ===========  ===========  ===========